Exhibit 21.1

LIST OF SUBSIDIARIES

NAME OF SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
HeartWare Pty. Limited (formerly HeartWare Limited) (1)	Australia
HeartWare, Inc. (2)	Delaware
HeartWare GmbH (3)	Germany
HeartWare (UK) Limited (4)	United Kingdom
HeartWare France SAS (5)	France
World Heart Corporation (6)	Delaware
HeartWare Hong Kong Limited (7)	Hong Kong
7210914 Canada, Inc. (8)	Province of Ontario, Canada
World Hearts Inc. (9)	Delaware
CircuLite, Inc. (10)	Delaware
World Heart B.V. (11)	Netherlands
CircuLite GmbH (12)	Germany
HeartWare Sweden, AB (13)	Sweden

(1)	A subsidiary of HeartWare International, Inc. and incorporated on November 26, 2004;
(2)	A subsidiary of HeartWare Pty. Limited and incorporated on April 8, 2003;
(3)	A subsidiary of HeartWare, Inc. and formed on April 15, 2010;
(4)	A subsidiary of HeartWare, Inc. and incorporated on February 19, 2010;
(5)	A subsidiary of HeartWare, Inc. and formed on August 16, 2011;
(6)	A subsidiary of HeartWare, Inc. and originally incorporated under the laws of the Province of Ontario, Canada and converted to a Delaware corporation on January 1, 2010;
(7)	A subsidiary of HeartWare, Inc. and incorporated on December 30, 2013;
(8)	A subsidiary of World Heart Corporation and incorporated on July 22, 2009;
(9)	A subsidiary of World Heart Corporation and incorporated on May 22, 2000;
(10)	A subsidiary of World Heart Corporation and incorporated on June 21, 2004;
(11)	A subsidiary of World Hearts, Inc. and formed on March 5, 2004;
(12)	A subsidiary of CircuLite, Inc. and formed on July 14, 2004;
(13)	A subsidiary of HeartWare, Inc. and formed on October 17, 2014.